FOR IMMEDIATE RELEASE

News media contact:	Investor contact:
Jessica Roy Wright Express (207) 523-6763 Jessica_Roy@wrightexpress.com	Steve Elder Wright Express (207) 523-7769 Steve_Elder@wrightexpress.com

Wright Express Modifies Its Fuel-Price Risk Management Program

South Portland, Maine – December 16, 2008 – Wright Express Corporation (NYSE: WXS) announced today that it has modified its fuel-price risk management program. The Company currently intends to continue purchasing derivative instruments to cover approximately 80% of its fuel-price-related earnings exposure going forward. However, these purchases will not be made as far in advance as in the past. As a result, the Company has temporarily suspended new purchases of instruments under the program.

Prior to this modification, Wright Express purchased derivative instruments to cover a portion of its fuel-price-related earnings exposure in every quarter on a rolling basis. These instruments create a “costless collar,” which is designed to enhance the visibility and predictability of the Company’s future earnings, based on the U.S. Department of Energy’s weekly diesel fuel price index and NYMEX unleaded gasoline contracts.

The following table shows the approximate range of the collar and estimated percentage of fuel-price-related earnings exposure covered by previously announced purchases:

	Q4 2008	Q1 2009	Q2 2009	Q3 2009	Q4 2009	Q1 2010	Q2 2010	Q3 2010

Average low end of range	2.50	2.58	2.67	2.86	3.02	3.25	3.34	3.60

Average top end of range	2.56	2.64	2.73	2.92	3.08	3.31	3.40	3.66

% Locked in	90%	90%	90%	90%	90%	80%	53%	27%

“We are partially hedged through the third quarter of 2010, and we expect that hedging will continue to be important to the Wright Express business model going forward,” said Michael Dubyak, Chairman, CEO and President. “However, given the depressed level of fuel prices prevailing today, as well as our diminished overall fuel-price-related earnings exposure, we have decided to temporarily suspend new purchases of derivative instruments.”

About Wright Express

Wright Express is a leading global provider of payment processing and information management services. Wright Express captures and combines transaction information from its proprietary network with specialized analytical tools and purchasing control capabilities in a suite of solutions that enable fleets to manage their vehicles more effectively. The Company’s charge cards are used by commercial and government fleets to purchase fuel and maintenance services for approximately 4.5 million vehicles. Wright Express markets its services directly to fleets and as an outsourcing partner for its strategic relationships and franchisees. The Company’s business portfolio includes a MasterCard-branded corporate card as well as TelaPoint, a provider of supply chain software solutions for petroleum distributors and retailers, and Pacific Pride, an independent fuel distributor franchisee network, as well as international subsidiaries. For more information about Wright Express, please visit www.wrightexpress.com.

This press release contains forward-looking statements, including statements regarding: the intention to continue purchasing derivative instruments to cover the Company’s fuel-price-related earnings exposure and the manner in which the program will be executed; and, the use of fuel price derivative instruments to mitigate financial risks associated with the variability in fuel prices. These forward-looking statements include a number of risks and uncertainties that could cause actual results to differ materially, including: volatility in fuel prices; future fueling patterns; risks related to customer and counterparty bankruptcies and credit failures; changes in interest rates; the effect of the Company’s fuel-price-related derivative instruments; effects of competition; the potential loss of key strategic relationships; decreased demand for fuel and other vehicle products and services and the effects of general economic conditions on the commercial activity of fleets; the Company’s ability to rapidly implement new technology and systems; potential corporate transactions including alliances, mergers, acquisitions and divestitures; achievement of the expected benefits of the Company’s acquisitions; and the other risks and uncertainties included from time to time in the Company’s filings with the Securities and Exchange Commission, including the annual report on Form 10-K filed on February 28, 2008, and the Company’s other periodic and current reports. Wright Express Corporation undertakes no obligation to update these forward-looking statements at any future date or dates.

# # #